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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2000 relating to the financial statements of Watson Pharmaceuticals, Inc., which appears in Watson Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2000, except as to the pooling of interests with Makoff R&D Laboratories, Inc. which is as of November 15, 2000, relating to the supplemental financial statements of Watson Pharmaceuticals, Inc., which appears in Watson Pharmaceuticals, Inc.'s Registration Statement on Form S-3 dated January 5, 2001.


/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
January 5, 2001